Exhibit 10.5

March 4, 2011

Suren Gupta
12829 E. Cactus Road
Scottsdale, AZ 85259

Dear Suren,

On behalf of the Allstate Insurance Company, I am pleased to officially extend an offer for you to join us as Senior Vice President, Technology & Operations. We are enthusiastic about the prospect of you joining the Allstate team and are confident that your career with us will be exciting and rewarding. We hope that your response is favorable and look forward to a reply by March 11, 2011.

The terms and conditions of this offer are briefly outlined below. In addition, as a condition of your employment with Allstate, you are required to sign and agree to the terms of the Intellectual Property Assignment Agreement. The terms of the Intellectual Property Assignment Agreement is provided to you in this package along with your offer letter. Please sign and return with your signed offer letter.

Base Salary:

Your annualized base salary will be $525,000 and $20,192.31 will be paid bi-weekly. Subsequent increases in base salary, generally awarded on an annual basis, will be dependent on your and the company’s performance.

Cash and Equity Incentive Compensation:

Cash:

You will be eligible to receive an annual cash incentive award with a target of 85% of your base salary. With a current maximum multiplier of 2.5, this brings your maximum cash bonus potential to 212.5% of base salary. Individual incentive awards are designed to reward results for corporate and personal performance. For 2011, you will be eligible to receive a full annual incentive award which is generally payable in March of 2012.

Equity:

You will be eligible for annual awards of equity equal to 255% of your base salary starting in 2012. Historically, equity has been granted in the form of stock options and restricted stock units. Using a valuation formula, options are generally awarded annually at the fair market value of the common stock on the date of grant with the approval of the Compensation and Succession Committee. The options generally have a ten year term. The Compensation and Succession Committee is provided the discretion to modify the award amounts.

GOOD WORK.
GOOD LIFE.
GOOD HANDS.

Equity Award and Sign-on Bonuses:

You will receive a cash sign-on bonus of $750,000, less applicable withholdings, of which $350,000 is payable within 30 days of your start date and the remaining amount is payable on January 31, 2012. In the event that you voluntarily terminate your employment with Allstate within 24 months of your date of hire, you agree to reimburse Allstate within 30 days of the date of your termination, the full amount of the cash sign-on bonus that has been paid to you.

For 2011, you will receive an annual equity award of $1,000,000 to be granted 65% in stock options and 35% in restricted stock units. The stock options and the restricted stock units will be granted to you on the first business day of the month following your date of hire.

In addition, you will receive an equity sign-on bonus of $650,000 to be granted 50% in stock options and 50% in restricted stock units. The stock options and the restricted stock units will be granted to you on the first business day of the month following your date of hire.

The stock options and the restricted stock units granted in 2011 will vest 50% on the second year anniversary date, and 25% per year thereafter. In addition, the restricted stock units, which are based on market value at the time of grant, accumulate quarterly dividend equivalents in cash payable at vesting.

Restrictive Covenants and Other Obligations Arising from Prior Employment:

Allstate expects its employees to comply with the terms of any restrictive covenants and other obligations, including but not limited to nonsolicitation and confidentiality provisions, to which they may be subject as a result of any former employment relationships. By signing this letter, you represent that any such covenant or obligation to which you may be subject is not an impediment to accepting employment with, or performing services for, Allstate. In your position at Wells Fargo, you may have been exposed to confidential information and trade secrets. In the event that you come to work at Allstate, we would expect that you would not disclose or use any of that information in your position here. To the extent you are subject to any restrictive covenants or other obligations from prior employment relationships, we advise you to seek the advice of counsel prior to accepting employment with Allstate.

Relocation Assistance:

If you are employed with Allstate on January 1, 2012, and you relocate to the Chicago area in 2012, you will be eligible for our standard full relocation package. During the period you are maintaining your home in Arizona, you will be responsible for any expenses associated with your living arrangements in Chicago. You understand that performance of your duties will require regular business travel, including to Allstate headquarters in Northbrook, IL. Accompanying this letter is a summary of the package. Also available to you is a consultation with a relocation representative who can provide further details of the relocation assistance benefits.

GOOD WORK.
GOOD LIFE.
GOOD HANDS.

The Allstate Corporation 2775 Sanders Road Northbrook, IL 60062 847.402.8209 ssinc@allstate.com

Vacation and Holidays:

Allstate provides a Paid Time Off bank to employees, This bank is intended to provide you with additional flexibility in planning your professional and personal life. The PTO bank is designed to be used for vacation, personal matters, family illness and illness not covered by the short term disability plan.

For 2011, your PTO bank will be 19 days and pro-rated upon your date of hire. Starting in 2012, you will be eligible for 25 days of PTO on an annual basis.

In addition to PTO days, you will receive company holidays and miscellaneous time off for events such as a funerals and jury duty.

Benefits:

Accompanying this letter is an outline of the benefits provided to you. You are eligible to participate in the medical plan on your first day of employment. Coverage under the medical plan is not subject to preexisting limitations.

Executive Perquisites:

You will receive the following perquisites:

• Annual car allowance of $13,560 ($1,130 per month)
• Financial planning services, provided by a vendor of your choice, will be reimbursed by Allstate for up to $10,000 annually
• Personal tax preparation services provided by an Allstate vendor
• Executive physicals which currently include the Allstate Executive Health Management program
• Elite travel status: a negotiated Premier status with United Airlines, includes Red Carpet Club

Retirement Plan and 401(k):

You will participate in the Allstate Retirement Plan, and have the choice to participate in the Allstate 401(k) Savings Plan.

The Allstate Retirement Plan is a pension plan that is funded by Allstate and provides benefits at your retirement based on compensation and years of service under a cash balance formula.

The Allstate 401(k) Savings Plan allows eligible employees to make pre- and after-tax deposits to their 401(k) savings accounts. Participants may be eligible for a company contribution on pre-tax deposits of up to 5% of eligible compensation.

GOOD WORK.
GOOD LIFE.
GOOD HANDS.

The Allstate Corporation 2775 Sanders Road Northbrook, IL 60062 847.402.8209 ssinc@allstate.com

Under our current policy, both the 401(k) company contribution and Allstate Retirement Plan benefits will vest upon your third year service date.

All of our compensation and benefit programs are subject to future modifications as appropriate to help us continue to be competitive in the marketplace.

Should you accept our offer, we will agree to a mutually acceptable start date of no later than April 11, 2011.

To confirm your acceptance of this offer of employment with Allstate subject to its policies, please sign and date this letter and the Intellectual Property Assignment Agreement and return both via the enclosed mailer.

Sincerely,

/s/ Suzanne Sinclair

Suzanne Sinclair

Director, Leadership Talent Acquisition

ACCEPTED AND AGREED:

Name:	Suren Gupta

Signature:	/s/ Suren Gupta

Date:	March 5, 2011

GOOD WORK.
GOOD LIFE.
GOOD HANDS.

The Allstate Corporation 2775 Sanders Road Northbrook, IL 60062 847.402.8209 ssinc@allstate.com